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                                                                       EXHIBIT D

                    [LETTERHEAD OF FIRST RESERVE CORPORATION]



TO:               TRANSMONTAIGNE OIL COMPANY

FROM:             FIRST RESERVE MANAGED FUNDS

RE:               MERGER OF TRANSMONTAIGNE OIL COMPANY INTO SHEFFIELD
                  EXPLORATION COMPANY, INC.

                  We hold more than one percent of the outstanding stock of TransMontaigne Oil Company ("TransMontaigne"). In the merger of TransMontaigne into Sheffield Exploration Company, Inc. ("Sheffield"), we will receive stock of Sheffield (the "Sheffield Stock"). Subject to the succeeding paragraph, we hereby make the following representations to TransMontaigne with respect of the Sheffield Stock that we will receive in the Merger:

                  1. We do not have now, and will not have at the effective time of the merger, any plan or intention to sell, exchange or otherwise dispose of the Sheffield Stock received in the Merger.

                           For this purpose, "sell, exchange or otherwise dispose" includes an "Economic Disposition" as defined below.

                  2. Our right to maintain ownership of the Sheffield Stock received in the Merger will be unrestricted.

                  3. We understand that an "Economic Disposition" is any transaction or arrangement that results in a significant reduction in the economic benefits, or the economic burdens, of owning the Sheffield Stock (such as may result from an equity swap transaction, a notional principal contract, option transactions or similar arrangements).

                  We want to point out to you that the limited partnership agreement for each First Reserve Managed Fund provides for a fixed term, prior to the end of which the assets of the partnership will be liquidated or, under some limited circumstances, distributed in kind to the partners. The term of First Reserve Secured Energy Assets Fund, Limited Partnership ends in June 1998, the term of First Reserve Fund V, Limited Partnership ends in May 2000, the term of First Reserve Fund V-2, Limited Partnership ends in October 2000 and the term of First Reserve Fund VI, Limited Partnership ends in January 2002.
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                  We understand that you are relying on these representations in connection with the qualification of the Merger transaction with Sheffield as a nontaxable reorganization for federal income tax purposes.

DATED:   5/5/96
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                 First Reserve Secured Energy Assets Fund, Limited Partnership



                 By:
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                 First Reserve Fund V, Limited Partnership



                 By:
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                 First Reserve Fund V-2, Limited Partnership



                 By:
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                 First Reserve Fund VI, Limited Partnership



                 By:
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